Exhibit 10.1

AMENDMENT

TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to the Executive Employment Agreement (this “Amendment”) by and between Heron Therapeutics, Inc. (the “Company”), and Dr. Barry Quart (the “Executive”) is effective as of April 22, 2015.

WHEREAS, the Executive and the Company are parties to the Executive Employment Agreement dated as of May 1, 2013 (the “Original Agreement”); and

WHEREAS, the Executive and the Company desire to amend the Original Agreement as described in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants in this Amendment, the parties agree that the Original Agreement is amended as set forth below:

1.	Section 4.4.2 shall be amended and restated in its entirety to read as follows:

“4.4.2 Without Cause or With Good Reason. If the Executive’s employment shall be terminated by the Company without Cause, or by the Executive for Good Reason, the Executive shall receive the payments specified in Section 4.4.1, and, in addition, within ten days of the Executive’s delivery to the Company of a fully effective Release and Waiver in the form attached hereto as Exhibit A, within the applicable time period set forth therein, but in no event later than 45 days following termination of the Executive’s employment, the Executive shall receive the following: (i) a lump sum payment equal to the sum of the Executive’s annual base salary then in effect and the Executive’s target performance bonus then in effect, less required deductions and withholdings; (ii) accelerated time-based vesting of shares subject to all stock awards issued by the Company, for the number of shares which would have vested accordingly had the Executive continued employment with the Company for a period of 12 months after termination (for the avoidance of doubt, which shall include partial accelerated vesting of the Time-Based Shares, but not the Performance-Based Shares); and (iii) reimbursement for or continuation of payment by the Company of its portion of the health insurance benefits provided to Executive immediately prior to termination pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law for a period of up to 18 months from the date of termination.”

2.	Section 4.4.3 shall be amended and restated in its entirety to read as follows:

“4.4.3 Change in Control. If the Executive’s employment shall be terminated by the Company without Cause, or by the Executive for Good Reason within three months before or within 18 months following a Change in Control, the Executive shall receive the payments specified in Section 4.4.1, and, in addition, within ten days of the Executive’s delivery to the Company of a fully effective Release and Waiver in the form attached hereto as Exhibit A, within the applicable time period set forth therein, but in no event later than 45 days following termination of the Executive’s employment, the

Executive shall receive the following: (i) a lump sum payment equal to 150% of the Executive’s annual base salary then in effect, less required deductions and withholdings; (ii) the greater of the Executive’s target performance bonus then in effect, less required deductions and withholdings, or the Executive’s performance bonus paid in the year preceding the year in which termination occurs, less required deductions and withholdings; and (iii) provided that the Executive timely elects continued coverage under COBRA, the COBRA benefit for a period of up to 18 months.

Additionally, upon the close of a Change in Control transaction, the Executive will immediately vest in (i) 50% of any outstanding and unvested time-based stock awards held by the Executive at such time, and (ii) 100% of any outstanding and unvested performance-based stock awards held by the Executive at such time. The remaining 50% of the Executive’s outstanding and unvested time-based stock awards will vest upon the earlier of (i) the Executive’s termination by the Company without Cause or by the Executive with Good Reason following such Change in Control transaction, or (ii) the date that is six months following the date of closing of the Change in Control transaction, subject to the Executive’s voluntary continued employment through such date.”

3.	Except as modified by this Amendment, the Original Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Heron Therapeutics, Inc.

By: /s/ Brian Drazba
Name: Brian Drazba
Title: VP Finance & CFO

/s/ Barry Quart
Dr. Barry Quart